Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)
C3.ai, Inc.
(Exact Name of Registrant as Specified in Charter)
Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, par value $0.001 per share, C3.ai, Inc. 2020 Equity Incentive Plan	Other (2)	5,311,251 (3)	$16.16 (2)	$85,829,816.16	0.0000927	$7,956.42
Equity	Class A common stock, par value $0.001 per share, C3.ai, Inc. 2020 Employee Stock Purchase Plan	Other (4)	1,062,250 (5)	$13.74 (4)	$14,595,315.00	0.0000927	$1,352.99
Total Offering Amounts				—	$100,425,131.16	—	$9,309.41
Total Fees Previously Paid				—	—	—	—
Total Fee Offsets				—	—	—	—
Net Fee Due				—	—	—	$9,309.41

1.Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A common stock of C3.ai, Inc. (the “Registrant”) that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s Class A common stock, as applicable.
2.Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s Class A common stock as reported on the New York Stock Exchange (“NYSE”) on June 14, 2022.
3.Represents an automatic annual increase on May 1, 2022 in the number of shares reserved for future issuance pursuant to the Registrant’s 2020 Equity Incentive Plan (the “2020 Plan”) in an amount equal to 5% of the total number of shares of the Registrant’s Class A common stock and Class B common stock outstanding on April 30, 2022.
4.Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s Class A common stock as reported on the NYSE on June 14, 2022, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the Registrant’s Employee Stock Purchase Plan (the “2020 ESPP”).
5.Represents an automatic annual increase on May 1, 2022 in the number of shares reserved for future issuance pursuant to the 2020 ESPP in an amount equal to 1% of the total number of shares of the Registrant’s Class A common stock and Class B common stock outstanding on April 30, 2022.